As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

95-3654013

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 NE Brookwood Parkway

 Hillsboro, Oregon  97124

(Address of Principal Executive Offices) (Zip Code)

TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan

(Full title of the plan)

RALPH QUINSEY
President and Chief Executive Officer
TriQuint Semiconductor, Inc.
2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
(503) 615-9000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copies to:

ROBERT P. LATTA, ESQ.

KATHERINE STEPHENS, ESQ.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Palo Mill Road

Palo Alto, California 94304

(650) 493-9300

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$5,000,000	100%	$5,000,000	$633.50

(1)              The Deferred Compensation Obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by TriQuint Semiconductor, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(i)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 11, 2004;

(ii)       The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

(iii)      The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 6, 2004;

(iv)      The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 12, 2004;

(v)       The Registrant’s Current Report on Form 8-K, filed with the SEC on February 5, 2004;

(vi)      The Registrant’s Current Report on Form 8-K, filed with the SEC on April 22, 2004;

(vii)     The Registrant’s Current Report on Form 8-K, filed with the SEC on July 22, 2004;

(viii)    The Registrant’s Current Report on Form 8-K, filed with the SEC on October 29, 2004;

(ix)       The Registrant’s Current Report on Form 8-K, filed with the SEC on November 2, 2004;

(x)        All other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

(xi)       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B, filed with the SEC on February 18, 1997 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

(xii)      The description of the Registrant’s Preferred Share Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A, filed July 24, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities.

Under the TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), the Registrant will provide employees who are eligible to participate in the Plan and members of its Board of Directors with the opportunity to defer a specified percentage of their cash compensation. The amount of compensation to be deferred by each participating employee or board member (each, a “Participant”) will be based on elections by each Participant.

Under the Plan, the Registrant will be obligated to deliver on a future date deferred compensation credited to a Participant’s account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

Each Obligation will be payable in cash, commencing upon a Participant’s separation from service with the Registrant (including terminations due to disability or death), at a specified time, or upon a change in control of the Registrant. The Obligations will be distributed in the form of a lump sum payment or in up to sixty quarterly installment periods, depending upon the value of the Participant’s account and, if applicable, the election made by such Participant. Certain key employee participants may be subject to a six-month waiting period before the commencement of distributions following their separation from service or death. In addition, certain hardship withdrawls may be permitted. The Registrant may enter into a trust agreement with a trustee under the TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan Trust established in conjunction with the Plan (the “Trust”). The amounts allocated to such Trust and resulting earnings would be used to satisfy the Obligations of the Registrant under the Plan. Any such Trust shall be a “grantor trust” for state and federal income tax purposes. However, the Plan would remain unfunded and the assets of the Trust would at all times be subject to the claims of the general creditors of the Registrant.

The Registrant can amend the Plan at anytime to satisfy the applicable requirements of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or to conform to any change in federal law or to any regulation or ruling thereunder. The Registrant may terminate the Plan at any time and upon termination the Obligations to each Participant shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and Participants’ deferral elections.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, and employee or other agents for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers, directors and certain employees.

The Registrant has entered into agreements to indemnify its directors, officers and certain employees, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors, officers and certain employees for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4.1	TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan(1)
5.1	Opinion of Counsel as to legality of securities being registered
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (see page 6)

(1)            Incorporated by reference to the exhibit filed with the Registrant’s Current Report on Form 8-K on November 2, 2004.

Item 9.  Undertakings.

A.    The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of

Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, TriQuint Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 12th day of November, 2004.

TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ RALPH G. QUINSEY
Ralph G. Quinsey President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph Quinsey and Raymond A. Link, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RALPH G. QUINSEY	President and Chief Executive Officer	November 12, 2004
Ralph G. Quinsey	(Principal Executive Officer)

/s/ RAYMOND A. LINK	Vice President, Finance and Administration,	November 12, 2004
Raymond A. Link	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ STEVEN J. SHARP	Chairman of the Board	November 12, 2004
Steven J. Sharp

/s/ FRANCISCO ALVAREZ	Director	November 12, 2004
Francisco Alvarez

/s/ PAUL A. GARY	Director	November 12, 2004
Paul A. Gary

/s/ CHARLES SCOTT GIBSON	Director	November 12, 2004
Charles Scott Gibson

/s/ NICOLAS KAUSER	Director	November 12, 2004
Nicolas Kauser

/s/ WALDEN C. RHINES	Director	November 12, 2004
Walden C. Rhines

/s/ EDWARD F. TUCK	Director	November 12, 2004
Edward F. Tuck

/s/ WILLIS C. YOUNG	Director	November 12, 2004
Willis C. Young

TRIQUINT SEMICONDUCTOR, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan(1)
5.1	Opinion of Counsel as to legality of securities being registered
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (see page 6)

(1)            Incorporated by reference to the exhibit filed with the Registrant’s Current Report on Form 8-K on November 2, 2004.